Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-127635) of Gryphon Gold Corporation of our report dated June 23, 2010, with respect to the consolidated financial statements of Gryphon Gold Corporation included in this Annual Report (Form 10-K) for the year ended March 31, 2010.

/s/ Ernst & Young LLP

Vancouver, Canada
June 25, 2010